Exhibit 10.t

Description of Director Compensation pursuant to
Item 601(b)(10)(iii)(A) of Regulation S-K

The following is a description of Directors Compensation for First Bancorp (the “Company”), effective as of January 1, 2008.

The chairman of the Company receives a monthly retainer of $900.  The chairman of First Bank, a wholly-owned subsidiary of the Company, receives a monthly retainer of $800.  All other directors are paid a monthly retainer of $600.  The Company’s directors each receive a fee of $250 for each board meeting they attend.  Board meetings are normally held monthly.

Directors who serve on the Audit Committee receive a fee of $350 for each Audit Committee meeting they attend.  Directors who serve on the Executive Committee, Nominating and Corporate Governance Committee, or Compensation Committee receive $250 for each committee meeting they attend.

The Company’s directors are also paid $250 for each board meeting of a Company subsidiary they attend.  All directors of the Company are members of the board of directors of First Bank, the Company’s most significant subsidiary.  Different combinations of nine directors of the Company serve on the boards of Montgomery Data Services, a subsidiary of the Company, and First Bank Insurance Services, a subsidiary of First Bank.  The boards of First Bank and Montgomery Data Services normally meet on a monthly basis, while the First Bank Insurance Services board normally meets on a quarterly basis.

Non-employee directors of the Company also participate in the Company’s equity plan.  In June of each year, each non-employee director of the Company is expected to receive an option to acquire 2,250 shares of the Company’s common stock.  The options have an exercise price equal to the fair market value of such stock on the date of grant and have a maximum term of 10 years.

In addition, the Company provides one of its directors, Mr. Jordan Washburn, with approximately 100 square feet of office space, which Mr. Washburn uses primarily in connection with his work with various charitable organizations.

Directors are also entitled to reimbursement of costs and expenses incurred in connection with attending bank educational conferences.